CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 5, 2000, relating to the financial statements and financial highlights which appear in the March 31, 2000 Annual Reports to Shareholders of Legg Mason Value Trust, Inc., Legg Mason Total Return Trust, Inc., and Legg Mason Special Investment Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Funds' Independent Accountants/Auditors" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Baltimore, Maryland
January 16, 2001